Exhibit 99.1

FOR IMMEDIATE RELEASE

MaxLinear Announces New $350 Million Senior Secured Term B Loan Facility and Establishes $100 Million Revolving Credit Facility

•	Refinancing transaction extends debt maturity and lowers amortization expenses
•	New revolving credit facility expands borrowing capacity and provides additional strategic flexibility

Carlsbad, CA — June 24, 2021 – MaxLinear, Inc. (NYSE: MXL), a leading provider of radio frequency (RF), analog, digital, and mixed-signal integrated circuits, announced today that it has entered into a new $350 million seven-year senior secured term B loan facility, the proceeds of which will be used to repay and terminate MaxLinear’s existing credit facilities, pay fees and expenses, and provide additional working capital for MaxLinear. MaxLinear also entered into a new $100 million five-year senior secured revolving credit facility which was undrawn at the time of close.

The new credit facility expands MaxLinear’s borrowing capacity, extends the term of the Company’s indebtedness, and reduces amortization expenses. The revolving facility provides MaxLinear with increased strategic and operational flexibility to support the Company’s key growth initiatives.

Wells Fargo Securities, MUFG Securities Americas, BMO Capital Markets, and Citizens Bank acted as joint lead arrangers and bookrunners for the transaction.

About MaxLinear, Inc.

MaxLinear, Inc. (NYSE: MXL) is a leading provider of radio frequency (RF), analog and mixed-signal integrated circuits for access and connectivity, wired and wireless infrastructure, and industrial and multimarket applications. MaxLinear is headquartered in Carlsbad, California. For more information, please visit www.maxlinear.com.

MxL and the MaxLinear logo are trademarks of MaxLinear, Inc. Other trademarks appearing herein are the property of their respective owners.

MaxLinear, Inc. Investor Relations Contact:

Steven Litchfield

Tel: 949-333-0080

IR@maxlinear.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws, including statements indicating or implying a favorable strategic and financial impact of the new term loan and revolving credit facility on the Company’s future operating results. Actual results could vary materially from the forward-looking statements set forth herein due to numerous risks and uncertainties, including risks and uncertainties arising from substantial competition in our business; trends and uncertainties in our target markets, including in particular in our cable and broadband markets; and factors that could adversely affect future operating expenses, such as supply constraints within the semiconductor industry. For a more detailed discussion of factors potentially affecting MaxLinear’s business, operating results, and financial condition, investors should review the information set forth under the caption “Risk Factors” in MaxLinear’s Annual Report on Form 10-K for the year ended December 31, 2020 and its subsequent Quarterly Reports on Form 10-Q, in each case as filed with the Securities and Exchange Commission. All forward-looking statements are based on the estimates, projections, and assumptions of MaxLinear management, as applicable, as of the date hereof, and MaxLinear is under no obligation (and expressly disclaims any obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.